Provident Financial Services, Inc. Announces Third Quarter Earnings and Declares Increased Quarterly Cash Dividend

ISELIN, NJ, October 29, 2021 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $37.3 million, or $0.49 per basic and diluted share, for the three months ended September 30, 2021, compared to net income of $27.1 million, or $0.37 per basic and diluted share, for the three months ended September 30, 2020. For the nine months ended September 30, 2021, the Company reported net income of $130.6 million, or $1.71 per basic and $1.70 per diluted share, compared to net income of $56.4 million, or $0.84 per basic and diluted share, for the same period last year.
Earnings for the three and nine months ended September 30, 2021 were aided by improved economic conditions and resulting lower credit loss allowance requirements, combined with growth in average interest earning assets including assets acquired in the July 31, 2020 merger with SB One Bancorp ("SB One") and the investment of increased deposits. For the three months ended September 30, 2021, the Company recorded a provision for credit losses on loans of $1.0 million, while for the nine months ended September 30, 2021, the Company recorded a negative provision for credit losses on loans of $24.7 million, compared with provisions of $6.4 million and $32.0 million for the respective 2020 periods.
Christopher Martin, Chairman and Chief Executive Officer commented, “We recorded strong results this quarter, with a return on average assets of 1.11% and a return on average assets of 1.55% on a pre-tax, pre-provision basis. Revenue growth was aided by our disciplined deployment of excess liquidity during the quarter, which supported growth in average interest earning assets. Excluding PPP loans, our quarter-end outstanding loans increased $153 million compared to the trailing quarter total, or an annualized increase of 6.4%. On the deposit side, we had another quarter of growth in average non-interest bearing deposits and our cost of deposits further improved to just 23 basis points.” Martin added, “I am pleased to announce that our Board of Directors approved an increase in our regular quarterly cash dividend. The dividend increase reflects confidence in our earnings outlook and our commitment to our shareholders."
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on November 26, 2021, to stockholders of record as of the close of business on November 12, 2021. This dividend is an increase of 4.3% from the prior quarter's regular cash dividend of $0.23 per common share.
Balance Sheet Summary
Total assets at September 30, 2021 were $13.39 billion, a $472.2 million increase from December 31, 2020. The increase in total assets was primarily due to a $763.9 million increase in total investments, partially offset by a $268.3 million decrease in total loans and a $27.1 million decrease in cash and cash equivalents.
The Company’s loan portfolio decreased $268.3 million to $9.55 billion at September 30, 2021, from $9.82 billion at December 31, 2020, despite strong originations, as prepayments, including Paycheck Protection Program ("PPP") loan forgiveness, were elevated. For the nine months ended September 30, 2021, loan funding, including advances on lines of credit, totaled $2.54 billion, compared with $2.63 billion for the same period in 2020. Originations under PPP programs totaled $208.7 million and $397.8 million for the nine month periods ended September 30, 2021 and 2020, respectively. Total PPP loans outstanding decreased $299.4 million to $173.8 million at September 30, 2021, from $473.2 million at December 31, 2020. Excluding the net decrease in PPP loans, during the nine months ended September 30, 2021, the Company experienced net increases in commercial mortgage loans and construction loans of $246.0 million and $143.9 million, respectively, partially offset by net decreases in consumer loans, multi-family loans, residential mortgage loans and commercial loans of $158.8 million, $104.7 million, $64.7 million and $34.1 million, respectively. Commercial real estate, commercial and construction loans represented 83.7% of the loan portfolio at September 30, 2021, compared to 81.8% at December 31, 2020.

At September 30, 2021, the Company’s unfunded loan commitments totaled $2.17 billion, including commitments of $999.4 million in commercial loans, $666.7 million in construction loans and $220.2 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2020 and September 30, 2020 were $1.99 billion and $2.26 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.61 billion at September 30, 2021, compared to $1.23 billion and $1.37 billion at December 31, 2020 and September 30, 2020, respectively.
Cash and cash equivalents were $505.3 million at September 30, 2021, a $27.1 million decrease from December 31, 2020, primarily as a result of decreases in cash collateral pledged to counterparties to secure loan-level swaps, partially offset by an increase in short term investments.
Total investments were $2.38 billion at September 30, 2021, a $763.9 million increase from December 31, 2020. This increase was primarily due to purchases of mortgage-backed and municipal securities, as the Company deployed excess liquidity driven by net inflow of deposits and loan repayments, portions of which were attributable to proceeds from PPP loan forgiveness and government stimulus programs. These purchases were partially offset by repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds and a decrease in unrealized gains on available for sale debt securities.
Total deposits increased $998.8 million during the nine months ended September 30, 2021, to $10.84 billion. Total savings and demand deposit accounts increased $1.31 billion to $10.06 billion at September 30, 2021, while total time deposits decreased $313.7 million to $780.5 million at September 30, 2021. The increase in savings and demand deposits was largely attributable to a $750.2 million increase in interest bearing demand deposits, as the Company shifted $450.0 million from Federal Home Loan Bank of New York ("FHLB") borrowings into lower-costing brokered demand deposits, a $265.5 million increase in non-interest bearing demand deposits, which partially benefited from deposits retained from activity associated with PPP loans and stimulus funding, a $216.3 million increase in money market deposits and an $80.5 million increase in savings deposits. The decrease in time deposits was primarily due to the outflow of brokered time deposits, combined with additional maturities of longer-term retail time deposits.
Borrowed funds decreased $558.6 million during the nine months ended September 30, 2021, to $617.4 million. The decrease in borrowings for the period was largely due to the maturity and replacement of FHLB borrowings with lower-costing brokered deposits and the net inflow of retail deposits. Borrowed funds represented 4.6% of total assets at September 30, 2021, a decrease from 9.1% at December 31, 2020.
Stockholders’ equity increased $59.6 million during the nine months ended September 30, 2021, to $1.68 billion, primarily due to net income earned for the period, partially offset by dividends paid to stockholders, common stock repurchases and a decrease in unrealized gains on available for sale debt securities. For the three months ended September 30, 2021, common stock repurchases totaled 628,589 shares at an average cost of $22.04 per share. For the nine months ended September 30, 2021, common stock repurchases totaled 675,380 shares at an average cost of $22.00 per share, of which 44,078 shares, at an average cost of $21.81 per share, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At September 30, 2021, approximately 3.4 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at September 30, 2021 were $21.75 and $15.72, respectively, compared with $20.87 and $14.86, respectively, at December 31, 2020.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended September 30, 2021, net interest income increased $9.2 million to $91.2 million, from $82.0 million for the three months ended September 30, 2020. Net interest income for the nine months ended September 30, 2021 increased $48.3 million to $272.1 million, from $223.8 million for the same period in 2020. The increase in net interest income for both comparative periods was largely attributable to growth in average earning assets resulting from the net assets acquired from SB One, PPP loan originations and growth in the available for sale debt securities portfolio. Both periods were aided by the inflow of lower-costing core deposits, along with an increase in the accelerated recognition of fees related to the forgiveness of PPP loans in 2021. For the three and nine months ended September 30, 2021, the accelerated accretion of fees related to the forgiveness of PPP loans totaled $2.5 million and $9.3 million, respectively, which were recognized in interest income, compared to $1.4 million and $2.4 million for the three and nine months ended September 30, 2020.
The Company’s net interest margin decreased five basis points to 2.94% for the quarter ended September 30, 2021, from 2.99% for the trailing quarter, as the decline in the yield on interest earning assets outpaced the decline in interest bearing liabilities. The yield on average interest-earning assets and the net interest margin for the quarter ended September 30, 2021 were both negatively impacted by elevated liquidity levels, unfavorable asset repricing to lower current market rates and a decrease in average loans outstanding, as loan repayments were largely reinvested into lower yielding available for sale debt securities. Average loans outstanding were negatively impacted by PPP loan forgiveness and elevated loan payoffs. The weighted average yield on interest-earning assets decreased 10 basis points to 3.21% for the quarter ended September 30, 2021, compared to 3.31% for the quarter ended June 30, 2021. Partially offsetting this decline in asset yields, the weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2021 decreased seven basis points to 0.37%, compared to 0.44% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended September 30, 2021 was 0.30%, compared to 0.34% for the quarter ended June 30, 2021. Average non-interest bearing demand deposits totaled $2.55 billion for the quarter ended September 30, 2021, compared with $2.48 billion for the quarter ended June 30, 2021. The average cost of all deposits, including non-interest bearing deposits, was 0.23% for the quarter ended September 30, 2021, compared with 0.26% for the trailing quarter. The average cost of borrowed funds for the quarter ended September 30, 2021 was 1.08%, compared to 1.18% for the trailing quarter.
The net interest margin decreased three basis points to 2.94% for the quarter ended September 30, 2021, compared to 2.97% for the quarter ended September 30, 2020. The weighted average yield on interest-earning assets decreased 18 basis points to 3.21% for the quarter ended September 30, 2021, compared to 3.39% for the quarter ended September 30, 2020, while the weighted average cost of interest bearing liabilities decreased 20 basis points for the quarter ended September 30, 2021 to 0.37%, compared to 0.57% for the third quarter of 2020. The average cost of interest bearing deposits for the quarter ended September 30, 2021 was 0.30%, compared to 0.44% for the same period last year. Average non-interest bearing demand deposits totaled $2.55 billion for the quarter ended September 30, 2021, compared to $2.21 billion for the quarter ended September 30, 2020. The average cost of all deposits, including non-interest bearing deposits, was 0.23% for the quarter ended September 30, 2021, compared with 0.33% for the quarter ended September 30, 2020. The average cost of borrowed funds for the quarter ended September 30, 2021 was 1.08%, compared to 1.19% for the same period last year.
For the nine months ended September 30, 2021, the net interest margin decreased four basis points to 2.99%, compared to 3.03% for the nine months ended September 30, 2020. The weighted average yield on interest earning assets declined 25 basis points to 3.31% for the nine months ended September 30, 2021, compared to 3.56% for the nine months ended September 30, 2020, while the weighted average cost of interest bearing liabilities decreased 29 basis points to 0.43% for the nine months ended September 30, 2021, compared to 0.72% for the same period last year. The average cost of interest bearing deposits decreased 24 basis points to 0.34% for the nine months ended September 30, 2021, compared to 0.58% for the same period last year. Average non-interest bearing demand deposits totaled $2.47 billion for the nine months ended September 30, 2021, compared with $1.85 billion for the nine months ended September 30, 2020. The average cost of all deposits, including non-interest bearing deposits, was 0.26% for the nine months ended September 30, 2021, compared with 0.44% for the nine months ended September 30, 2020. The average cost of borrowings for the nine months ended September 30, 2021 was 1.13%, compared to 1.42% for the same period last year.
Non-Interest Income
Non-interest income totaled $23.4 million for the quarter ended September 30, 2021, an increase of $2.7 million, compared to the same period in 2020. Fee income increased $1.2 million to $7.0 million for the three months ended September 30, 2021, compared to the same period in 2020, largely due to a $1.2 million increase in commercial loan prepayment fees, a $455,000 increase in deposit related fees and a $226,000 increase in non-deposit investment fee income, partially offset by a $773,000 decrease in debit card revenue. The increases in fee income are partially attributable to the addition of the SB One customer base, as well as a recovering economy compared to the initial severe negative effects that COVID-19 had on consumer and business activities in the prior year. The decrease in debit card revenue was largely attributable to the impact of the Durbin amendment cap on the fee the Company receives on interchange transactions which first applied to the Company on July 1, 2021. Wealth management income increased $1.1 million to $7.9 million for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to new business generation, increased market value of assets under management resulting from strong equity market performance and an increase in the level of managed mutual funds. Insurance agency income, a new revenue source resulting from the SB One acquisition, increased $722,000 to $2.4 million for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to a full quarter of revenue in the current period, compared to two months in 2020. Additionally, income from Bank-owned life insurance ("BOLI") increased $236,000 to $1.9 million for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to an increase in benefit claims, partially offset by lower equity valuations. Partially offsetting these increases in non-interest income, other income decreased $550,000 to $4.1 million for the three months ended September 30, 2021, compared to the quarter ended September 30, 2020, primarily due to a $3.7 million decrease in net fees on loan-level interest rate swap transactions and a $142,000 decrease in gains on the sale of loans, partially offset by income recognized from a $3.4 million reduction in the contingent consideration related to the earn-out provisions of the 2019 purchase of Tirschwell & Loewy, Inc. ("T&L").
For the nine months ended September 30, 2021, non-interest income totaled $66.2 million, an increase of $14.2 million, compared to the same period in 2020. Insurance agency income totaled $8.0 million, an increase of $6.3 million for the nine months ended September 30, 2021, compared to the same period in 2020, resulting from the prior year acquisition of SB One. Fee income increased $5.4 million to $22.6 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to a $2.7 million increase in commercial loan prepayment fees, a $740,000 increase in late charges and other loan related fee income, a $569,000 increase in debit card revenue, which was curtailed by the Durbin amendment, a $572,000 increase in non-deposit investment fee income and a $396,000 increase in deposit related fees. The increases in fee income are partially attributable to the addition of the SB One customer base, as well as a recovering economy compared to the initial severe negative effects that COVID-19 had on consumer and business activities in the prior year. Wealth management income increased $3.8 million to $22.9 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to an increase in the market value of assets under management as a result of strong equity market performance, new business generation and an increase in the level of managed mutual funds. Also, BOLI income increased $1.7 million to $6.0 million for the nine months ended September 30, 2021, compared to the same period in 2020, primarily due to an increase in benefit claims, additional income related to the BOLI assets acquired from SB One and higher equity valuations. Partially offsetting these increases, other income decreased $3.3 million to $6.4 million for the nine months ended September 30, 2021, compared to $9.7 million for the same period in 2020, mainly due to a $6.5 million decrease in net fees on loan-level interest rate swap transactions, partially offset by income recognized from a $3.4 million reduction in the contingent consideration related to the earn-out provisions of the 2019 purchase of T&L.
Non-Interest Expense
For the three months ended September 30, 2021, non-interest expense totaled $63.4 million, an increase of $3.7 million, compared to the three months ended September 30, 2020. Compensation and benefits expense increased $1.9 million to $37.6 million for three months ended September 30, 2021, compared to $35.7 million for the same period in 2020. The increase was principally due to increases in the accrual for incentive compensation and stock-based compensation, partially offset by a decline in salary expense. Credit loss expense for off-balance sheet credit exposures increased $1.6 million to $980,000 for the three months ended September 30, 2020, compared to a negative provision of $575,000 for the same period in 2020. The increase was primarily the result of an increase in the pipeline of loans approved and awaiting closing. Net occupancy expenses increased $957,000 to $8.0 million for the three months ended September 30, 2021, compared to the same period in 2020, largely due to increases in rent, depreciation, utilities and maintenance expenses, which was largely due to an additional month of operating expenses in the current quarter associated with facilities acquired from SB One. FDIC insurance increased $390,000 due to an increase in the insurance assessment rate and an increase in total assets subject to assessment. Partially offsetting these increases in non-interest expense, other operating expenses decreased $875,000 to $8.9 million for the three months ended September 30, 2021, compared to the same period in 2020, principally due to merger related expenses incurred in the prior year quarter, partially offset by an increase in business development expenses. Data processing expense decreased $199,000 to $4.8 million for the three months ended September 30, 2021, compared with the same period in 2020, primarily due to a decrease in core system processing costs, partially offset by an increase in software subscription service expense.
Non-interest expense totaled $188.0 million for the nine months ended September 30, 2021, an increase of $18.8 million, compared to $169.2 million for the nine months ended September 30, 2020. Compensation and benefits expense increased $11.6 million to $107.7 million for the nine months ended September 30, 2021, compared to $96.1 million for the nine months ended September 30, 2020, primarily due increases in salary expense and employee medical benefits associated with the addition of former SB One employees, combined with an increase in the accrual for incentive compensation, company-wide annual merit increases and an increase in stock-based compensation, partially offset by a decrease in severance expense. Net occupancy expense increased $5.8 million to $25.2 million for the nine months ended September 30, 2021, compared to the same period in 2020, mainly due to increases in rent, depreciation, utilities and maintenance expenses related to the facilities acquired from SB One, along with an increase in snow removal costs incurred earlier in the year. FDIC insurance increased $3.0 million for the nine months ended September 30, 2021, primarily due to an increase in the insurance assessment rate and an increase in total assets subject to assessment, including assets acquired from SB One, along with the receipt of the small bank assessment credit in the prior year that was not available in 2021. Other operating expenses increased $1.6 million to $28.0 million for the nine months ended September 30, 2021, compared to the same period in 2020. The increase in other operating expense was largely due to a valuation adjustment on foreclosed assets and increases in debit card maintenance, insurance and business development expenses, as a result of the addition of SB One, partially offset by non-recurring merger related expenses incurred in the prior year. In addition, amortization of intangibles increased $400,000 as a result of increased amortization related to the acquisition of SB One. Partially offsetting these increases, credit loss expense for off-balance sheet credit exposures decreased $3.6 million to $2.2 million for the nine months ended September 30, 2021. The decrease was primarily a function of an improved economic forecast resulting in a decline in projected loss factors, partially offset by an increase in the pipeline of loans approved and awaiting closing.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.85% for the quarter ended September 30, 2021, compared to 1.92% for the same period in 2020. For the nine months ended September 30, 2021, the Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.88%, compared to 1.97% for the same period in 2020. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.51% and 54.93% for the quarter and nine months ended September 30, 2021, respectively, compared to 56.72% and 57.69% for the same respective periods in 2020.
Asset Quality
The Company’s total non-performing loans at September 30, 2021 were $66.2 million, or 0.69% of total loans, compared to $80.1 million, or 0.84% of total loans at June 30, 2021 and $87.1 million, or 0.89% of total loans at December 31, 2020. The $13.9 million decrease in non-performing loans at September 30, 2021, compared to the trailing quarter, consisted of a $10.6 million decrease in non-performing commercial loans, a $3.7 million decrease in non-performing commercial mortgage loans and a $404,000 decrease in non-performing consumer loans, partially offset by a $388,000 increase in non-performing residential mortgage loans. At September 30, 2021, impaired loans totaled $68.0 million with related specific reserves of $5.2 million, compared with impaired loans totaling $82.0 million with related specific reserves of $7.6 million at June 30, 2021. At December 31, 2020, impaired loans totaled $86.0 million with related specific reserves of $9.0 million.

At September 30, 2021, the Company’s allowance for credit losses related to the loan portfolio was 0.84% of total loans, compared to 0.85% and 1.03% at June 30, 2021 and December 31, 2020, respectively. The

Company recorded a provision for credit losses of $1.0 million for the three months ended September 30, 2021 and a negative provision for credit losses of $24.7 million for the nine months ended September 30, 2021, compared with provisions of $6.4 million and $32.0 million for the three and nine months ended September 30, 2020, respectively. For the three and nine months ended September 30, 2021, the Company had net charge-offs of $1.9 million and net recoveries of $3.3 million, respectively, compared to net recoveries of $58,000 and net charge-offs of $5.5 million, respectively, for the same periods in 2020. The allowance for credit losses decreased $21.4 million to $80.0 million at September 30, 2021 from $101.5 million at December 31, 2020. The reduction in provision for credit losses for three and nine months ended September 30, 2021, compared to the same period in the prior year, was primarily the result of improved asset quality, an improved economic forecast and the resultant favorable impact on expected credit losses, compared to the prior year where the provision for credit losses was based upon a weak economic forecast and a more uncertain outlook attributable to the COVID-19 pandemic. The net recoveries realized for the nine months ended September 30, 2021 further contributed to the negative provision for credit losses in the period.
At September 30, 2021 and December 31, 2020, the Company held foreclosed assets of $1.6 million and $4.5 million, respectively. During the nine months ended September 30, 2021, there were three additions to foreclosed assets with an aggregate carrying value of $513,000, nine properties sold with an aggregate carrying value of $2.3 million and valuation charges of $1.1 million. Foreclosed assets at September 30, 2021 consisted primarily of commercial real estate. Total non-performing assets at September 30, 2021 decreased $23.7 million to $67.8 million, or 0.51% of total assets, from $91.6 million, or 0.71% of total assets at December 31, 2020.
Income Tax Expense
For the three months ended September 30, 2021, the Company’s income tax expense was $12.9 million with an effective tax rate of 25.7%, compared with income tax expense of $9.3 million with an effective tax rate of 25.5% for the three months ended September 30, 2020. The increases in tax expense and the effective tax rate for the three months ended September 30, 2021, compared with the same period last year were largely the result of an increase in taxable income and the proportion of income derived from taxable sources.
For the nine months ended September 30, 2021, the Company's income tax expense was $44.4 million with an effective tax rate of 25.4%, compared with $18.3 million with an effective tax rate of 24.5% for the nine months ended September 30, 2020. The increases in tax expense and the effective tax rate for the nine months ended September 30, 2021, compared with the same period last year were largely the result of an increase in taxable income and the proportion of income derived from taxable sources.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County, New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, SB One Insurance Agency, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, October 29, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2021. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
In addition, the COVID-19 pandemic continues to have an uncertain impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, including potential variants, it is difficult to predict the continuing impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which remain highly uncertain, including when the pandemic will be controlled and abated, and the extent to which the economy can remain open. As the result of the pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for credit losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increased number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2021 (Unaudited) and December 31, 2020
(Dollars in Thousands)

Assets	September 30, 2021	December 31, 2020

Cash and due from banks	$296,495	$404,355
Short-term investments	208,794	127,998
Total cash and cash equivalents	505,289	532,353

Available for sale debt securities, at fair value	1,918,473	1,105,489
Held to maturity debt securities, net (fair value of $441,888 at September 30, 2021 (unaudited) and $472,529 at December 31, 2020)	427,039	450,965
Equity securities, at fair value	1,267	971
Federal Home Loan Bank stock	34,044	59,489
Loans	9,554,600	9,822,890
Less allowance for credit losses	80,033	101,466
Net loans	9,474,567	9,721,424
Foreclosed assets, net	1,619	4,475
Banking premises and equipment, net	78,329	75,946
Accrued interest receivable	40,866	46,450
Intangible assets	465,061	466,212
Bank-owned life insurance	237,042	234,607
Other assets	208,347	221,360
Total assets	$13,391,943	$12,919,741

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$8,627,487	$7,395,508
Savings deposits	1,428,630	1,348,147
Certificates of deposit of $100,000 or more	345,742	717,216
Other time deposits	434,762	376,958
Total deposits	10,836,621	9,837,829
Mortgage escrow deposits	37,564	34,298
Borrowed funds	617,375	1,175,972
Subordinated debentures	25,249	25,135
Other liabilities	195,710	226,710
Total liabilities	11,712,519	11,299,944

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 77,226,485 shares outstanding at September 30, 2021 and 77,611,107 outstanding at December 31, 2020.	832	832
Additional paid-in capital	967,203	962,453
Retained earnings	794,713	718,090
Accumulated other comprehensive income	7,757	17,655
Treasury stock	(73,172)	(59,018)
Unallocated common stock held by the Employee Stock Ownership Plan	(17,909)	(20,215)
Common Stock acquired by the Directors' Deferred Fee Plan	(4,124)	(4,549)
Deferred Compensation - Directors' Deferred Fee Plan	4,124	4,549
Total stockholders' equity	1,679,424	1,619,797
Total liabilities and stockholders' equity	$13,391,943	$12,919,741

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2021 and 2020 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest income:
Real estate secured loans	$62,470	$58,897	$187,363	$162,635
Commercial loans	24,454	20,622	75,770	58,238
Consumer loans	3,345	4,305	10,249	12,024
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	5,877	6,321	17,211	19,669
Held to maturity debt securities	2,638	2,836	8,122	8,661
Deposits, federal funds sold and other short-term investments	810	472	1,954	1,932
Total interest income	99,594	93,453	300,669	263,159

Interest expense:
Deposits	6,295	7,400	20,495	26,000
Borrowed funds	1,768	3,862	7,130	13,120
Subordinated debt	303	206	912	206
Total interest expense	8,366	11,468	28,537	39,326
Net interest income	91,228	81,985	272,132	223,833
Provision for credit losses	969	6,400	(24,736)	32,017
Net interest income after provision for credit losses	90,259	75,585	296,868	191,816

Non-interest income:
Fees	6,963	5,736	22,623	17,179
Wealth management income	7,921	6,847	22,914	19,075
Insurance agency income	2,433	1,711	8,009	1,711
Bank-owned life insurance	1,880	1,644	5,970	4,290
Net gain on securities transactions	27	—	257	55
Other income	4,138	4,688	6,383	9,672
Total non-interest income	23,362	20,626	66,156	51,982

Non-interest expense:
Compensation and employee benefits	37,554	35,700	107,737	96,095
Net occupancy expense	7,950	6,993	25,158	19,362
Data processing expense	4,827	5,026	14,629	14,439
FDIC Insurance	1,575	1,185	4,915	1,953
Amortization of intangibles	883	918	2,773	2,373
Advertising and promotion expense	783	773	2,586	2,774
Credit loss expense (benefit) for off-balance sheet credit exposures	980	(575)	2,155	5,714
Other operating expenses	8,888	9,763	28,036	26,447
Total non-interest expense	63,440	59,783	187,989	169,157
Income before income tax expense	50,181	36,428	175,035	74,641
Income tax expense	12,913	9,285	44,417	18,257
Net income	$37,268	27,143	$130,618	$56,384

Basic earnings per share	$0.49	$0.37	$1.71	$0.84
Average basic shares outstanding	76,604,653	72,519,123	76,588,549	67,093,442

Diluted earnings per share	$0.49	$0.37	$1.70	$0.84
Average diluted shares outstanding	76,685,206	72,604,298	76,673,563	67,173,876

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Statement of Income
Net interest income	$91,228	$81,985	$272,132	$223,833
Provision for credit losses	969	6,400	(24,736)	32,017
Non-interest income	23,362	20,626	66,156	51,982
Non-interest expense	63,440	59,783	187,989	169,157
Income before income tax expense	50,181	36,428	175,035	74,641
Net income	37,268	27,143	130,618	56,384
Diluted earnings per share	$0.49	$0.37	$1.70	$0.84
Interest rate spread	2.84%	2.82%	2.88%	2.84%
Net interest margin	2.94%	2.97%	2.99%	3.03%

Profitability
Annualized return on average assets	1.11%	0.90%	1.32%	0.70%
Annualized return on average equity	8.73%	7.04%	10.48%	5.18%
Annualized return on average tangible equity (2)	12.04%	10.05%	14.53%	7.45%
Annualized adjusted non-interest expense to average assets (3)	1.85%	1.92%	1.88%	1.97%
Efficiency ratio (4)	54.51%	56.72%	54.93%	57.69%

Asset Quality
Non-accrual loans			$66,201	$48,953
90+ and still accruing			—	—
Non-performing loans			66,201	48,953
Foreclosed assets			1,619	4,720
Non-performing assets			67,820	53,673
Non-performing loans to total loans			0.69%	0.50%
Non-performing assets to total assets			0.51%	0.42%
Allowance for loan losses			$80,033	$106,314
Allowance for loan losses to total non-performing loans			120.89%	217.18%
Allowance for loan losses to total loans			0.84%	1.09%
Net loan charge-offs (recoveries)	$1,926	$(58)	$(3,267)	$5,455
Annualized net loan (recoveries) charge offs to average total loans	0.08%	—%	(0.05)%	0.09%

Average Balance Sheet Data
Assets	$13,370,556	$12,063,681	$13,212,091	$10,811,585
Loans, net	9,439,013	8,931,927	9,582,762	7,929,687
Earning assets	12,246,730	10,902,964	12,047,648	9,776,052
Core deposits	9,961,309	7,988,166	9,530,344	7,103,221
Borrowings	652,441	1,292,646	844,240	1,233,580
Interest-bearing liabilities	8,891,762	8,046,751	8,843,818	7,269,066
Stockholders' equity	1,693,733	1,533,771	1,667,025	1,455,235
Average yield on interest-earning assets	3.21%	3.39%	3.31%	3.56%
Average cost of interest-bearing liabilities	0.37%	0.57%	0.43%	0.72%

Loan Data
Mortgage loans:
Residential			$1,230,018	$1,320,222
Commercial			3,704,684	3,750,639
Multi-family			1,379,773	1,544,924
Construction			685,792	462,161
Total mortgage loans			7,000,267	7,077,947
Commercial loans			2,234,020	2,290,196
Consumer loans			333,741	406,451
Total gross loans			9,568,028	9,774,593
Premium on purchased loans			1,313	1,514
Unearned discounts			(6)	(26)
Net deferred			(14,735)	(19,272)
Total loans			$9,554,600	$9,756,809

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
		At September 30,		At December 31,
		2021	2020	2020
Total stockholders' equity		$1,679,424	$1,601,569	$1,619,797
Less: total intangible assets		465,061	467,128	466,212
Total tangible stockholders' equity		$1,214,363	$1,134,441	$1,153,585

Shares outstanding		77,226,485	78,481,159	77,611,107

Book value per share (total stockholders' equity/shares outstanding)		$21.75	$20.41	$20.87
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$15.72	$14.45	$14.86

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Total average stockholders' equity	$1,693,733	$1,533,771	$1,667,025	$1,455,235
Less: total average intangible assets	465,180	459,002	465,374	443,982
Total average tangible stockholders' equity	$1,228,553	$1,074,769	$1,201,651	$1,011,253

Net income	$37,268	$27,143	$130,618	$56,384

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	12.04%	10.05%	14.53%	7.45%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reported non-interest expense	$63,440	$59,783	$187,989	$169,157
Adjustments to non-interest expense:
Credit loss expense for off-balance sheet credit exposures	980	(575)	2,155	5,714
Merger-related transaction costs and COVID-19 expenses	—	2,157	—	4,318
Adjusted non-interest expense	$62,460	$58,201	$185,834	$159,125
Annualized adjusted non-interest expense	$247,803	$231,539	$248,459	$212,554

Average assets	$13,370,556	$12,063,681	$13,212,091	10,811,585

Annualized adjusted non-interest expense/average assets	1.85%	1.92%	1.88%	1.97%

(4) Efficiency Ratio Calculation
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net interest income	$91,228	$81,985	$272,132	$223,833
Non-interest income	23,362	20,626	66,156	51,982
Total income	$114,590	$102,611	$338,288	$275,815

Adjusted non-interest expense	$62,460	$58,201	$185,834	$159,125

Efficiency ratio (adjusted non-interest expense/income)	54.51%	56.72%	54.93%	57.69%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2021			June 30, 2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$479,035	$172	0.14%	$431,857	$114	0.11%
Federal funds sold and other short-term investments	217,662	638	1.16%	173,701	546	1.26%
Available for sale debt securities	1,641,816	5,352	1.30%	1,401,284	5,122	1.46%
Held to maturity debt securities, net (1)	432,478	2,638	2.44%	438,079	2,700	2.47%
Equity securities, at fair value	1,108	—	—%	1,056	—	—%
Federal Home Loan Bank stock	35,618	525	5.89%	45,867	600	5.24%
Net loans: (2)
Total mortgage loans	6,850,281	62,470	3.59%	6,816,999	62,877	3.66%
Total commercial loans	2,248,505	24,454	4.29%	2,415,548	25,173	4.15%
Total consumer loans	340,227	3,345	3.90%	356,072	3,412	3.84%
Total net loans	9,439,013	90,269	3.77%	9,588,619	91,462	3.79%
Total interest-earning assets	$12,246,730	$99,594	3.21%	$12,080,463	$100,544	3.31%

Non-Interest Earning Assets:
Cash and due from banks	118,729			145,082
Other assets	1,005,097			1,002,308
Total assets	$13,370,556			$13,227,853

Interest-Bearing Liabilities:
Demand deposits	$5,984,271	$5,096	0.34%	$5,658,084	$5,103	0.36%
Savings deposits	1,424,931	373	0.10%	1,419,176	396	0.11%
Time deposits	804,895	826	0.41%	897,597	1,283	0.57%
Total Deposits	8,214,097	6,295	0.30%	7,974,857	6,782	0.34%

Borrowed funds	652,441	1,768	1.08%	869,036	2,553	1.18%
Subordinated debentures	25,224	303	4.77%	25,186	304	4.85%
Total interest-bearing liabilities	8,891,762	8,366	0.37%	8,869,079	9,639	0.44%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,552,107			2,478,404
Other non-interest bearing liabilities	232,954			211,845
Total non-interest bearing liabilities	2,785,061			2,690,249
Total liabilities	11,676,823			11,559,328
Stockholders' equity	1,693,733			1,668,525
Total liabilities and stockholders' equity	$13,370,556			$13,227,853

Net interest income		$91,228			$90,905

Net interest rate spread			2.84%			2.87%
Net interest-earning assets	$3,354,968			$3,211,384

Net interest margin (3)			2.94%			2.99%

Ratio of interest-earning assets to total interest-bearing liabilities	1.38x			1.36x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	9/31/21	6/30/21	3/31/21	12/31/20	9/30/20
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	1.32%	1.46%	1.87%	1.96%	2.12%
Net loans	3.77%	3.79%	3.78%	3.72%	3.71%
Total interest-earning assets	3.21%	3.31%	3.41%	3.40%	3.39%

Interest-Bearing Liabilities:
Total deposits	0.30%	0.34%	0.39%	0.41%	0.44%
Total borrowings	1.08%	1.18%	1.12%	1.16%	1.19%
Total interest-bearing liabilities	0.37%	0.44%	0.49%	0.53%	0.57%

Interest rate spread	2.84%	2.87%	2.92%	2.87%	2.82%
Net interest margin	2.94%	2.99%	3.05%	3.01%	2.97%

Ratio of interest-earning assets to interest-bearing liabilities	1.38x	1.36x	1.35x	1.35x	1.35x

Note: The previously reported average balances of the interest bearing cash and non-interest bearing cash for the prior periods in the preceding table were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.10% to 3.05% for the quarter ended March 31,2021, from 3.04% to 3.01% for the quarter ended December 31, 2020, and from 3.01% to 2.97% for the quarter ended September 30, 2020.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2021			September 30, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$410,589	$370	0.12%	$190,873	$418	0.29%
Federal funds sold and other short term investments	173,446	1,584	1.22%	124,280	1,514	1.63%
Available for sale debt securities	1,395,302	15,324	1.46%	1,022,402	16,821	2.19%
Held to maturity debt securities, net (1)	440,252	8,122	2.46%	445,882	8,661	2.59%
Equity securities, at fair value	1,048	—	—%	800	—	—%
Federal Home Loan Bank stock	44,249	1,887	5.69%	62,128	2,848	6.11%
Net loans: (2)
Total mortgage loans	6,825,270	187,363	3.63%	5,641,574	162,635	3.81%
Total commercial loans	2,391,238	75,770	4.21%	1,908,588	58,238	4.04%
Total consumer loans	366,254	10,249	3.74%	379,525	12,024	4.23%
Total net loans	9,582,762	273,382	3.78%	7,929,687	232,897	3.88%
Total interest-earning assets	$12,047,648	$300,669	3.31%	$9,776,052	$263,159	3.56%

Non-Interest Earning Assets:
Cash and due from banks	148,859			105,661
Other assets	1,015,584			929,872
Total assets	$13,212,091			$10,811,585

Interest-Bearing Liabilities:
Demand deposits	$5,654,725	$15,710	0.37%	$4,170,286	$17,621	0.56%
Savings deposits	1,405,357	1,176	0.11%	1,080,880	1,197	0.15%
Time deposits	914,309	3,609	0.53%	778,808	7,182	1.23%
Total deposits	7,974,391	20,495	0.34%	6,029,974	26,000	0.58%
Borrowed funds	844,240	7,130	1.13%	1,233,580	13,120	1.42%
Subordinated debentures	25,187	912	4.84%	5,512	206	4.99%
Total interest-bearing liabilities	$8,843,818	$28,537	0.43%	$7,269,066	$39,326	0.72%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,470,262			1,852,055
Other non-interest bearing liabilities	230,986			235,229
Total non-interest bearing liabilities	2,701,248			2,087,284
Total liabilities	11,545,066			9,356,350
Stockholders' equity	1,667,025			1,455,235
Total liabilities and stockholders' equity	$13,212,091			$10,811,585

Net interest income		$272,132			$223,833

Net interest rate spread			2.88%			2.84%
Net interest-earning assets	$3,203,830			$2,506,986

Net interest margin (3) (4)			2.99%			3.03%

Ratio of interest-earning assets to total interest-bearing liabilities	1.36x			1.34x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.
(4) The previously reported average balances of the interest bearing cash and non-interest bearing cash for the nine month period ended September 30, 2020 were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.06% to 3.03%.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2019
Interest-Earning Assets:
Securities	1.47%	2.31%	2.80%
Net loans	3.78%	3.88%	4.53%
Total interest-earning assets	3.31%	3.56%	4.19%

Interest-Bearing Liabilities:
Total deposits	0.34%	0.58%	0.84%
Total borrowings	1.13%	1.42%	2.13%
Total interest-bearing liabilities	0.43%	0.72%	1.10%

Interest rate spread	2.88%	2.84%	3.09%
Net interest margin	2.99%	3.03%	3.35%

Ratio of interest-earning assets to interest-bearing liabilities	1.36x	1.34x	1.30x

Note: The previously reported average balances of the interest bearing cash and non-interest bearing cash for the prior periods in the preceding table were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.06% to 3.03% for the period ended September 30, 2020, while the period ending September 30, 2019 remained unchanged at 3.35%.